Exhibit 23-1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2008 relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Electric and Gas Company (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109 and Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans as described in Note 2), appearing in the Annual Report on Form 10-K of Public Service Electric and Gas Company for the year ended December 31, 2007, incorporated by reference in the Prospectuses, which are part of this Registration Statement, and to the reference to us under the heading "Experts" in the Prospectuses which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

November 25, 2008